Ref:  CBD 1/0016

April 12, 2000

CREATIVE GEMS & JEWELRY COMPANY LIMITED
126/1 Krungthonburi Rd., Klongsan,
Bangkok 10600

Attention:  Miss Jariya Sae-Fa
            President

Subject:    Credit Facilities

Dear Sirs,

UOB Radanasin Bank Public Company Limited ("the Bank") is pleased to offer you, the following credit facilities ("the Facilities") subject to the main terms and conditions stated herein.

1.   LINE OF CREDIT            Thai  Baht  45,000,000/-  (Thai  Baht Fort Five
                               Million Only)
1.1. OVERDRAFT ("O/D")
     PURPOSE                   For working capital.
     AMOUNT                    Thai Baht 5,000,000/-
     INTEREST                  Rate At 2% per annum over the Bank's Minimum
                               Overdraft Rate ("MOR") prevailing from time to time (currently 8.75% per annum) on a 365-day year basis with monthly rests.

     Other Condition           Repayable on demand.

1.2. Letter Credit ("L/C"), and Trust Receipt (T/R")

     Purpose For opening irrevocable sight or usance L/C up to 180 days covering your imports to Thailand

     Amount                    Thai Baht 10,000,000/-

     Commission and Interest
     Rate

     a)    L/C                 0.25% flat per 3 months

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     b)    T/R                 At 2% per annum over the Bank's Minimum
                               Lending Rate ("MLR") prevailing from time to time (currently 8.5% per annum). Interest shall be calculated on a 365-day year basis and on the actual number of days elapsed and shall be payable on the maturity of each T/R.

     Engagement                Fee 2.5% per annum, payable in advance for usance
                               L/C.

     Tenor                     Not exceeding 180 days.

     Repayment                 Repayable on the maturity of each T/R.
     Other Conditions          You are required to enter into a forward
                               exchange contract immediately on the day of L/C issuance.

1.3. Packing Credit ("P/C") and Export Bills Negotiated ("EBN")

     Purpose                   For pre- Anderson post-export financing.

     Amount                    Thai Baht 20,000,000/-

     Interest Rate

     a)    P/C                 At 2% per annum over the Bank's MLR prevailing
                               from time to time.  Interest shall be
                               calculated on a 365-day year basis and on the actual number of days elapsed and shall be payable on the maturity of each P/C.

     b)    EBN                 (Usance L/C) At 2% per annum over the Bank's
                               MLR prevailing from time to time. Interest shall be calculated on a 365-day year basis and on the actual number of days elapsed and shall be discounted up-front.

     Tenor                     Not exceeding 180 days.

     Repayment                 Repayable on the maturity of each P/C.

     Other Conditions          a)   P/C against L/C, not to exceed 80% of L/C
                                     amount.

                               b) P/C against purchase order/sales contract is subject to the Bank's approval and not to exceed 70% of purchase order/invoice amount. You are required to furnish the original L/C to the Bank within 3 months after date of financing failing which P/C will have to be repaid.

1.4.  Export Bills Discounted ("EBD")

     Purpose                   For post-exporting financing

     Amount                    Thai Baht 10,000,000/-


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     Interest                  Rate At 2% per annum over the Bank's MLR
                               prevailing from time to time. Interest shall be calculated on a 365-day year basis and on the actual number of days elapsed and shall be discounted up-front.

     Tenor                     Not exceeding 180 days.

     OTHER CONDITIONS          Drawees must be acceptable to the Bank.

2.   COLLATERAL

The Facilities and all moneys owing by you from time to time shall be secured by:

     i.) Registered mortgage over land title deed no.77527 with total land area of 3-2-31.8 Rais owned by Erchart Development Co., Ltd., at Bang-Pai, Pasri-Charoen, Bangkok. The mortgage value shall be B45m.

     ii.) Joint & Several Personal Guarantee for Thai Baht 45,000,000/- from Miss Jariya Sae-Fa and Mr. Kiattichai Tantikitmanee.

     iii.) Corporate   Guarantee  for  Thai  Baht   45,000,000/-   from  Erchart
           Development Co., Ltd.


3.   IMPLEMENTATION

     The Facilities ca be utilized only on completion of legal documentation and fulfillment of such conditions precedent as the Bank may require. The Bank has the right to implement a part of the Facilities and/or change the terms of its use from time to time.

4.   PERIODIC REVIEW

     Notwithstanding the above terms and conditions, you would appreciate that the availability of the Facilities are subject to the Bank's periodic review and that any subsequent change in the Facilities shall be at the Bank's sole discretion.

5.   COSTS AND EXPENSES

     All costs and expenses, legal or otherwise, connected with the provision protection and realization of securities, and the processing implementation and recovery of moneys owing under the Facilities shall be payable by you on demand, on a full indemnity basis, together with interest from the date the costs and expenses are incurred to the date of full payment at such rate as the Bank may prescribe.

6.   FINANCIAL STATEMENTS AND INFORMATION

     You shall supply to the Bank on request all statements, information, materials and explanation relating to your business and financial position including, where appropriate, Annual Audited Financial Statements and Directors'/Auditors' Reports which shall be provided not later than 6 months after the close of each financial year.


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7.   REORGANIZATION/CHANGES IN MEMORANDUM & ARTICLES OF ASSOCIATION

     You shall not, without the Bank's prior written consent (which will not be unreasonably withheld), undertake or permit any reorganization, amalgamation, reconstruction, take-over, substantial change of shareholders or any other schemes of compromise or arrangement affecting your present constitution or amend or alter any of the provisions in your Memorandum & Articles of Association relating to your borrowing powers and principal business activities.

8.   ACCEPTANCE

     If the above is acceptable to you, kindly confirm by signing and returning the duplicate of this letter to the Bank, together with your Board of Directors' Resolution of Acceptance. Unless extended by the Bank, this offer will be treated as lapsed and cancelled after 14 days from the date hereof.

     We are pleased to be of service to you and look forward to a long and mutually beneficial relationship with you.

     For UOB Radanasin Bank Public Company Limited

/s/ Amporn Suchiani                     /s/ Steven Ngeo
------------------------------          -----------------------------
Mr. Amporn Suchinai                     Mr. Steven Ngeo
Corporate Banking Department 1          Head, Commercial Banking
                                        Division



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We accept all the above terms and conditions and confirm that the directors who have signed herein are duly authorized in accordance with the latest status and all other documents submitted to the Bank


Signed on the 12th day of April, 2000.


/s/ Authorized Signatory
---------------------------------------
For and on behalf of
Creative Gems & Jewelry Company Limited
(AUTHORIZED DIRECTORS)


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